Exhibit (a)(1)

CERTIFICATE OF TRUST

OF

SIXTH STREET DYNAMIC ALTERNATIVES FUND

This Certificate of Trust of Sixth Street Dynamic Alternatives Fund (the “Trust”), dated as of August 14, 2025, is being duly executed and filed by the undersigned, being all of the trustees of the Trust, to form a statutory trust pursuant to the Delaware Statutory Trust Act, 12 Del. C. § 3801 et seq. (the “Act”).

1. Name. The name of the statutory trust is Sixth Street Dynamic Alternatives Fund.

2. Registered Office; Registered Agent. The business address of the Trust’s registered office in the State of Delaware is Suite 302, 4001 Kennett Pike, Wilmington, Delaware, 19807. The name of the Trust’s registered agent at such address is Maples Fiduciary Services (Delaware) Inc.

3. Investment Company. The Trust will be a registered investment company under the Investment Company Act of 1940, as amended.

4. Effective Date. This Certificate of Trust shall be effective immediately upon filing in the Office of the Secretary of State of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being all of the trustees of the Trust, have duly executed this Certificate of Trust in accordance with the Act.

TRUSTEE:

/s/ Joshua Peck
Name:	Joshua Peck
as Trustee and not individually

[Signature Page to 6DNA Certificate of Trust]